Exhibit 99.1

Virtusa Announces Fourth Quarter and Fiscal Year 2019 Consolidated Financial Results

•                  Fourth quarter fiscal 2019 revenue of $327.6 million increased 4.1% sequentially and 16.5% year-over-year.

•                  Fourth quarter fiscal 2019 GAAP diluted EPS of $0.24, including a $(0.04) impact from BEAT tax. Non-GAAP diluted EPS of $0.46, including a $(0.13) impact from BEAT tax.

•                  Fiscal year 2019 revenue of $1,247.9 million increased 22.3% year-over-year.

•                  Fiscal year 2019 GAAP diluted EPS of $0.38. Non-GAAP diluted EPS of $2.12.

•                  Fiscal year 2019 GAAP operating margin expansion of 110 basis points year-over-year. Non-GAAP operating margin expansion of 140 basis points year-over-year.

Southborough, MA — (May 15, 2019) Virtusa Corporation (NASDAQ GS: VRTU), a global provider of digital strategy, digital engineering, and IT outsourcing services that accelerates business outcomes for its clients, today reported consolidated financial results for the fourth quarter and fiscal year ended March 31, 2019.

Fourth Quarter Fiscal 2019 Consolidated Financial Results

Revenue for the fourth quarter of fiscal 2019 was $327.6 million, an increase of 4.1% sequentially and 16.5% year-over-year.  On a constant currency basis, (1) fourth quarter revenue increased 3.8% sequentially and 17.9% year-over-year.

Virtusa reported GAAP income from operations of $23.0 million for the fourth quarter of fiscal 2019, an increase from $19.3 million for the third quarter of fiscal 2019 and $16.4 million for the fourth quarter of fiscal 2018.

GAAP net income available to common shareholders for the fourth quarter of fiscal 2019 was $7.3 million, or $0.24 per diluted share, compared to $11.5 million, or $0.37 per diluted share, for the third quarter of fiscal 2019, and $1.8 million, or $0.06 per diluted share, for the fourth quarter of fiscal 2018. Fourth quarter fiscal 2019 GAAP net income includes $1.3 million, or $(0.04) per diluted share, of Base Erosion and Anti-Abuse or, BEAT, tax which was not previously expected or contemplated in the Company’s prior guidance.

Non-GAAP Results*:

Non-GAAP income from operations was $34.0 million for the fourth quarter of fiscal 2019, an increase from $32.7 million for the third quarter of fiscal 2019 and from $27.9 million for the fourth quarter of fiscal 2018.

Non-GAAP net income was $15.6 million, or $0.46 per diluted share, for the fourth quarter of fiscal 2019 compared to $20.7 million, or $0.61 per diluted share, for the third quarter of fiscal 2019, and $18.3 million, or $0.55 per diluted share, for the fourth quarter of fiscal 2018.  Fourth quarter fiscal 2019 non-GAAP net income includes $4.3 million, or $(0.13) per diluted share, of BEAT tax which was not previously expected or contemplated in the Company’s prior guidance.

Fiscal Year 2019 Consolidated Financial Results

For the fiscal year ended March 31, 2019, revenue was $1,247.9 million, an increase of 22.3%, compared to $1,020.7 million for the fiscal year ended March 31, 2018. On a constant currency basis, revenue increased 22.7% year-over-year.

Virtusa reported GAAP income from operations of $70.3 million for fiscal year 2019, an increase from $46.4 million for fiscal year 2018.

GAAP net income available to common shareholders was $11.8 million for fiscal year 2019, or $0.38 per diluted share, compared to net loss of ($2.7) million, or ($0.09) per diluted share for fiscal year 2018.

Non-GAAP Results*:

Non-GAAP income from operations was $123.2 million for fiscal year 2019, an increase from $87.1 million for fiscal year 2018.

Non-GAAP net income was $71.3 million for fiscal year 2019, or $2.12 per diluted share, compared to $52.8 million, or $1.63 per diluted share, for fiscal year 2018.

Balance Sheet and Cash Flow

The Company ended fiscal year 2019 with $223.1 million of cash, cash equivalents, and short-term and long-term investments (2).  Cash used for operations was $1.2 million for the fiscal fourth quarter and cash flow from operations was $68.6 million for fiscal year 2019.

*Please refer to the Non-GAAP Financial Information section of this press release for definitions of our Non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Management Commentary

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “Deep digital is becoming a significant part of our clients’ transformation agenda in all industries, and Virtusa is incredibly well positioned to capitalize on this multi-year wave. Our years of investment in deepening our industry knowledge and expanding our digital engineering competency are elevating our status as the digital partner of choice for our clients. Virtusa’s differentiated skills and capabilities are the source of our competitive advantage, and we are confident we will continue to play a leadership role in digital and be a market share winner.”

Ranjan Kalia, Chief Financial Officer, said, “We are pleased with our full fiscal year 2019 financial and operating results, including 22% year-over-year revenue growth, 140 basis points of non-GAAP operating margin improvement, and 30% year-over-year non-GAAP EPS growth. Looking ahead, our FY 2020 guidance assumes a slower than previously expected start to the fiscal year, but we are well-positioned to generate double-digit revenue growth, non-GAAP margin accretion of 100 basis points, and strong non-GAAP EPS growth of 27% at the midpoint of our guidance.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  First quarter fiscal 2020 revenue is expected to be in the range of $313.0 to $321.0 million. GAAP diluted EPS is expected to be in the range of $0.11 to $0.16. Non-GAAP diluted EPS is expected to be in the range of $0.37 to $0.43.

•                  Fiscal year 2020 revenue is expected to be in the range of $1,359 to $1,399 million. GAAP diluted EPS is expected to be in the range of $1.53 to $1.76. Non-GAAP diluted EPS is expected to be in the range of $2.58 to $2.82.

In accordance with US GAAP, Virtusa applies the if-converted method to its convertible preferred shares when reporting its fiscal year 2019 and fiscal year 2020 results. The if-converted method is used to calculate the share impact of convertible securities.  Under this method, only when the convertible securities are considered dilutive are they then included in the computation of weighted average shares outstanding in reported results and full year guidance.

•                  Fourth quarter GAAP EPS was calculated by including the impact of dividends and accretion on the convertible preferred shares in net income available to common stockholders and excluding the impact of the convertible preferred shares from the weighted average shares. Fourth quarter non-GAAP EPS was calculated by excluding the impact of dividends and accretion on the convertible preferred shares from net income available to common stockholders and including the impact of the convertible preferred shares in the weighted average shares outstanding as these shares were dilutive on a non-GAAP basis.

•                  First and Second quarter fiscal 2020 GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be anti-dilutive. Thus, in determining first and second quarter fiscal 2020 GAAP EPS guidance, dividends and accretion on the convertible preferred shares are deducted from net income available to common stockholders and the convertible preferred shares have been excluded from weighted average shares outstanding.

•                  Third and Fourth quarter fiscal 2020 GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be dilutive. Thus, in determining third and fourth quarter fiscal 2020 GAAP EPS guidance, dividends and accretion on the convertible preferred shares are excluded from net income available to common stockholders and the impact of the convertible preferred shares are included in the weighted average shares outstanding.

•                  Non-GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be dilutive for the entire fiscal year 2020, which is consistent with non-GAAP fiscal year 2019. Thus, in determining full fiscal year 2020 non-GAAP EPS guidance, dividends and accretion on the convertible preferred shares are excluded from net income available to common stockholders and the impact of the convertible preferred shares are included in the weighted average shares outstanding.

The Company’s first quarter and fiscal year 2020 diluted GAAP EPS estimates are based on average share counts of approximately 31.0 million and 32.7 million, respectively. The Company’s first quarter and fiscal year 2020 diluted Non-GAAP EPS estimates are based on average share counts of approximately 34.0 million and 34.2 million, respectively. GAAP and Non-GAAP average share counts assume a stock price of $53.48, which was derived from the average closing price of the Company’s stock over the five trading days ended on May 10, 2019.  Deviations from this stock price may cause actual diluted EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, May 15, 2019 at 5:00 p.m. Eastern Time to discuss the Company’s fourth quarter and fiscal year 2019 financial results, current financial guidance, and other corporate developments. To access this call, please dial 877-317-6789 (domestic) or 412-317-6789 (international). A replay of this conference call will be available through May 29, 2019 at 877-344-7529 (domestic) or 412-317-0088 (international).  The replay passcode is 10130442.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of Digital Business Transformation, Digital Engineering, and Information Technology (IT) outsourcing services that accelerate our clients’ journey to their Digital Future. Virtusa serves Global 2000 companies in Banking, Financial Services, Insurance, Healthcare, Telecommunications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Using a combination of digital strategy, digital engineering, business implementation, and IT platform modernization services, Virtusa helps clients execute successful end-to-end digital business transformation initiatives.

Virtusa engages its clients to re-imagine their business models and develop strategies to defend and grow their business by introducing innovative products and services, developing distinctive digital consumer experiences, creating operational efficiency using digital labor, developing operational and IT platforms for the future, and rationalizing and modernizing their existing IT applications infrastructure. As a result, its clients are simultaneously able to drive business growth through digital-first customer experiences, while also consolidating and modernizing their IT application infrastructure to support digital business transformation.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver innovative applications of technology to address its clients’ critical business challenges. Examples include building the world’s largest property & casualty claims modernization program; one of the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2019 Virtusa Corporation.  All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation.  All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by Regulation G by the Securities and Exchange Commission. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial measures will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash and cash equivalents to total cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                  Virtusa also presents the following consolidated statements of income (loss) measures that exclude, when applicable, stock-based compensation expense, acquisition related charges, restructuring charges, foreign currency transaction gains and losses, impairment of investments, impairment of long-lived assets, non-recurring third party financing costs, the tax impact of dividends received from foreign subsidiaries, the initial impact of our election to treat certain subsidiaries as disregarded entities for US tax purposes, and the impact from the U.S. government enacted comprehensive tax legislation (“Tax Act”) to provide further insights into the comparison of Virtusa’s operating results among the periods:

•                  Non-GAAP income from operations: income from operations, as reported on Virtusa’s consolidated statements of income (loss), excluding stock-based compensation expense, acquisition related charges and restructuring charges.

•                  Non-GAAP operating margin: non-GAAP income from operations as a percentage of reported revenues.

•                  Non-GAAP net income available to Virtusa common stockholders: net income (loss) available to Virtusa common stockholders, as reported on our consolidated statements of income (loss), excluding stock-based compensation, acquisition related charges, restructuring charges, foreign currency transaction gains and losses, impairment of investments, impairment of long-lived assets, non-recurring third party financing costs, the tax impact of the above items, the initial impact of our election to treat certain subsidiaries as disregarded entities for US tax purposes, the tax impact of dividends received from foreign subsidiaries, and the impact from the Tax Act.

•                  Non-GAAP diluted earnings per share: diluted earnings (loss) per share, as reported on Virtusa’s consolidated statements of income (loss) available to Virtusa common stockholders, excluding stock-based compensation, acquisition related charges, restructuring charges, foreign currency transaction gains and losses, impairment of investments, impairment of long-lived assets, non-recurring third party financing costs, the tax impact of the above items, the initial impact of our election to treat certain subsidiaries as disregarded entities for US tax purposes, the tax impact of dividends received from foreign subsidiaries, and the impact from the Tax Act. Non-GAAP diluted earnings per share is also subject to dilutive and anti-dilutive requirements of the if-converted method related to our Series A Convertible Preferred Stock that could result in a difference between GAAP to non-GAAP diluted weighted average shares outstanding.

The following table presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the three and twelve months ended March 31:

	(in thousands, except per share amounts)
	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2019	2018	2019	2018
GAAP income from operations	$23,040	$16,375	$70,268	$46,387
Add: Stock-based compensation expense	4,952	7,363	29,056	27,411
Add: Acquisition-related charges and restructuring charges(a)	6,032	4,191	23,904	13,278
Non-GAAP income from operations	$34,024	$27,929	$123,228	$87,076

GAAP operating margin	7.0%	5.8%	5.6%	4.5%
Effect of above adjustments to income from operations	3.4%	4.1%	4.3%	4.0%
Non-GAAP operating margin	10.4%	9.9%	9.9%	8.5%

GAAP net income (loss) available to Virtusa common stockholders	$7,273	$1,795	$11,796	$(2,709)
Add: Stock-based compensation expense	4,952	7,363	29,056	27,411
Add: Acquisition-related charges and restructuring charges(a)	6,431	4,259	25,710	13,346
Add: Non-recurring third party financing cost (i)	—	701	—	701
Add: Impairment of investment (j)	526	—	1,411	—
Add: Other impairment charges (k)	3,955	—	3,955	—
Add: Foreign currency transaction losses, net(b)	1,336	4,562	13,130	3,543
Add: Impact from Tax Act(h)	—	2,909	(1,628)	22,724
Add: Tax adjustments (c)	(9,792)	(4,239)	(16,365)	(14,037)
Noncontrolling interest, net of taxes (d)	(144)	(143)	(68)	(1,469)
Non-GAAP net income available to Virtusa common stockholders	$14,537	$17,207	$66,997	$49,510

GAAP diluted earnings (loss) per share (f)	$0.24	$0.06	$0.38	$(0.09)
Effect of stock-based compensation expense (g)	0.14	0.22	0.86	0.85
Effect of acquisition-related charges and restructuring charges(a) (g)	0.19	0.13	0.77	0.41
Effect of non-recurring third party financing cost (i) (g)	—	0.02	—	0.02
Effect of impairment of investment (j) (g)	0.01	—	0.04	—
Effect of other impairment charges (k) (g)	0.12	—	0.12	—
Effect of foreign currency transaction (gains) losses(b) (g)	0.04	0.14	0.39	0.11
Effect of tax impact from Tax Act (g) (h)	—	0.09	(0.05)	0.70
Effect of tax adjustments (c) (g)	(0.29)	(0.13)	(0.49)	(0.43)
Effect of noncontrolling interest (d) (g)	—	—	—	(0.05)
Effect on dividend on Series A Convertible Preferred Stock (f) (g)	0.03	0.03	0.13	0.10
Effect of change in dilutive shares for non-GAAP (f)	(0.02)	(0.01)	(0.03)	0.01
Non-GAAP diluted earnings per share (e) (g)	$0.46	$0.55	$2.12	$1.63

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, transaction-related professional fees,  acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, accreted interest related to deferred acquisition payments, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.  Restructuring charges, when applicable, include termination benefits,  facility exit costs as well as certain professional fees related to restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2019	2018	2019	2018
Amortization of intangible assets	$2,765	$2,418	$11,394	$10,089
Acquisition & integration costs	$2,858	$1,390	$12,101	$1,821
Restructuring charges	$409	$383	$409	$1,368
Acquisition-related charges included in costs of revenue and operating expense	$6,032	$4,191	$23,904	$13,278
Accreted interest related to deferred acquisition payments	$399	$68	$1,806	$68
Total acquisition-related charges and restructuring charges	$6,431	$4,259	$25,710	$13,346

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods, excluding the initial impact of our election to treat certain subsidiaries as disregarded entities for U.S. tax purposes. Tax adjustments also assumes application of foreign tax credit benefits in the United States.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris.

(e) Non-GAAP diluted earnings per share is subject to rounding.

(f) During the three and twelve months ended March 31, 2019, the weighted average shares outstanding of Series A Convertible Preferred Stock of 3,000,000 and 1,500,000 respectively, were excluded from the calculations of GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

During the three and twelve months ended March 31, 2018, the weighted average shares outstanding of Series A Convertible Preferred Stock of 3,000,000 and 2,728,022 respectively,  were excluded from the calculations of GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

The following table provides the non-GAAP net income available to Virtusa common stockholders and non-GAAP dilutive weighted average shares outstanding using if-converted method to calculate the non-GAAP diluted earnings per share for the three and twelve months ended March 31, 2019 and 2018:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2019	2018	2019	2018
Non-GAAP net income available to Virtusa common stockholders	$14,537	$17,207	$66,997	$49,510
Add: Dividends and accretion on Series A Convertible Preferred Stock	$1,088	$1,088	$4,350	$3,262
Non-GAAP net income available to Virtusa common stockholders and assumed conversion	$15,625	$18,295	$71,347	$52,772

GAAP dilutive weighted average shares outstanding	30,844,275	30,427,258	30,659,654	29,397,350
Add: Incremental dilutive effect of employee stock options and unvested restricted stock awards and restricted stock units	—	—	—	728,820
Add: Incremental effect of Series A Convertible Preferred Stock as converted	3,000,000	3,000,000	3,000,000	2,250,000
Non-GAAP dilutive weighted average shares outstanding	33,844,275	33,427,258	33,659,654	32,376,170

(g) To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share.

(h) Impact from the U.S. government enacted comprehensive tax legislation (“Tax Act”)

(i)  Non-recurring third party financing costs related to the new credit facility.

(j)  Other-than-temporary impairment of a available-for-sale securities recognized in earnings.

(k) Impairment related to a long-lived asset.

Footnotes

(1) To determine sequential revenue change in constant currency for the Company’s fourth quarter of fiscal 2019, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended December 31, 2018, rather than the actual exchange rate in effect for the three months ended March 31, 2019.  To determine year-over-year revenue change in constant currency for the Company’s fourth quarter of fiscal 2019, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended March 31, 2018, rather than the actual exchange rate in effect for the three months ended March 31, 2019. To determine year-over-year revenue change in constant currency for the Company’s full fiscal year 2019, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the twelve months ended March 31, 2018, rather than the actual exchange rate in effect for the twelve months ended March 31, 2019. The average exchange rates for the three months ended March 31, 2018, December 31, 2018, and March 31, 2019, and for the twelve months ended March 31, 2018 and March 31, 2019 are included in the table below:

	Average U.S. Dollar Exchange Rate
	For the Three Months Ended			For the Twelve Months Ended
	March 31, 2018	December 31, 2018	March 31, 2019	March 31, 2018	March 31, 2019
GBP	1.40	1.28	1.31	1.33	1.31
Euro	1.23	1.14	1.13	1.18	1.16
SEK	0.12	0.11	0.11	0.12	0.11

(2) The Company considers the total measure of cash, cash equivalents, short-term and long-term investments to be an important indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale securities and equity securities, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

(3) Earnings per share amounts for each quarter may not necessarily total to the yearly earnings per share due to the weighting of shares outstanding on a quarterly and year to date basis.

(4) On March 3, 2016 Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, Polaris financial results for the quarter ending March 31, 2019 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Net assets attributable to ownership in Polaris by minority shareholders (Non-controlling Interest) in our Consolidated Balance Sheets was $23.6 million at March 31, 2019. Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $1.5 million on a

GAAP basis and $1.6 million on a non-GAAP basis for the quarter ending March 31, 2019.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, and our growth rate, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; inability of Virtusa to service the debt incurred by Virtusa to acquire Polaris and the delisting process or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; the inability to pay cash dividends on the convertible preferred stock in connection with the Orogen convertible preferred stock financing, thus increasing the dilutive impact of the financing; the inability of Virtusa to redeem the convertible preferred stock at maturity, if there has been no conversion event prior to maturity; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2019	March 31, 2018
Assets:
Cash and cash equivalents	$189,676	$194,897
Short-term investments	33,138	45,900
Accounts receivable, net	162,396	151,455
Unbilled accounts receivable	113,431	103,829
Prepaid expenses	42,314	31,724
Restricted cash	351	301
Asset held for sale	8,978	—
Other current assets	29,967	21,229
Total current assets	580,251	549,335

Property and equipment, net	119,865	121,565
Investments accounted for using equity method	1,446	1,588
Long-term investments	322	4,140
Deferred income taxes	28,770	31,528
Goodwill	279,543	297,251
Intangible assets, net	92,440	96,001
Other long-term assets	29,836	11,772
Total assets	$1,132,473	$1,113,180

Liabilities, Series A Convertible Preferred Stock, Redeemable noncontrolling interest and Stockholders’ equity:
Accounts payable	$46,471	$29,541
Accrued employee compensation and benefits	73,764	71,500
Deferred revenue	6,421	7,908
Accrued expenses and other	70,050	91,306
Current portion of long-term debt	11,407	11,407
Income taxes payable	4,844	5,038
Total current liabilities	212,957	216,700
Deferred income taxes	15,824	21,341
Long-term debt, less current portion	351,320	288,227
Long-term liabilities	30,861	43,833
Total liabilities	610,962	570,101

Series A Convertible Preferred Stock	107,161	106,996
Redeemable noncontrolling interest	23,576	—

Stockholders’ equity	390,774	418,623
Noncontrolling interest	—	17,460
Stockholders’ equity	390,774	436,083
Total liabilities, Series A convertible preferred stock, redeemable noncontrolling interest and stockholders’ equity	$1,132,473	$1,113,180

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income (Loss)

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2019	2018	2019	2018
Revenue	$327,631	$281,341	$1,247,863	$1,020,669
Costs of revenue	230,364	197,342	884,652	725,445
Gross profit	97,267	83,999	363,211	295,224
Total operating expenses	74,227	67,624	292,943	248,837

Income from operations	23,040	16,375	70,268	46,387

Other income (expense):
Interest income	684	1,252	2,672	4,264
Interest expense	(4,799)	(3,258)	(18,164)	(7,634)
Foreign currency transaction losses, net	(1,336)	(4,562)	(13,130)	(3,543)
Other, net	(4,479)	986	(3,482)	2,362
Total other expense	(9,930)	(5,582)	(32,104)	(4,551)

Income before income tax expense	13,110	10,793	38,164	41,836
Income tax expense	4,611	6,163	20,473	32,888
Net income	8,499	4,630	17,691	8,948
Less: net income attributable to noncontrolling interests, net of tax	138	1,747	1,545	7,694
Net income available to Virtusa stockholders	8,361	$2,883	$16,146	$1,254
Less: Series A Convertible Preferred Stock dividends and accretion	1,088	1,088	4,350	3,963
Net income (loss) available to Virtusa common stockholders	7,273	$1,795	11,796	$(2,709)

Basic earnings (loss) per share available to Virtusa common stockholders	$0.24	$0.06	$0.40	$(0.09)
Diluted earnings (loss) per share available to Virtusa common stockholders	$0.24	$0.06	$0.38	$(0.09)
Weighted average number of common shares outstanding:
Basic	29,976,583	29,425,468	29,817,526	29,397,350
Diluted	30,844,275	30,427,258	30,659,654	29,397,350

Virtusa Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Fiscal Year Ended
	March 31,
	2019	2018
Cash flows from operating activities:
Net income	$17,691	$8,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,001	27,537
Share-based compensation expense	29,056	27,411
Provision (recovery) for doubtful accounts	(864)	1,248
Gain on disposal of property and equipment	(71)	(10)
Impairment of long-lived asset classified as held for sale	3,955	—
Impairment of investment	1,411	—
Deferred income taxes, net	(1,770)	(9,946)
Foreign currency transaction losses, net	13,130	3,543
Amortization of discounts and premiums on investments	83	313
Amortization of debt issuance cost	1,092	1,057
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(22,741)	(36,542)
Prepaid expenses and other current assets	(21,498)	(9,260)
Other long-term assets	(21,812)	(1,377)
Accounts payable	16,452	4,413
Accrued employee compensation and benefits	3,663	13,772
Accrued expenses and other current liabilities	13,059	3,931
Income taxes payable	4,120	12,683
Other long-term liabilities	4,662	14,978
Net cash provided by operating activities	68,619	62,699
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,033	261
Purchase of short-term investments	(96,557)	(100,486)
Proceeds from sale or maturity of short-term investments	109,512	157,194
Purchase of long-term investments	—	(16,772)
Proceeds from sale or maturity of long-term investments	—	1,606
Business acquisition, net of cash acquired	—	(78,376)
Payment of deferred consideration related to business acquisition	(52,784)	—
Purchase of property and equipment	(35,912)	(16,096)
Net cash used in investing activities	(74,708)	(52,669)
Cash flows from financing activities:
Proceeds from exercise of common stock options	1,019	4,063
Proceeds from exercise of subsidiary stock options	549	1,837
Proceeds from debt	—	141,000
Payment of debt	(12,500)	(81,000)
Payment of debt issuance cost	—	(2,716)
Proceeds from revolving credit facility	74,500	75,000
Repayment of revolving credit facility	—	(20,000)
Payment of contingent consideration related to acquisition	(100)	—
Acquisition of noncontrolling interest	—	(147,026)
Purchase of redeemable noncontrolling interest related to Polaris	(31,979)	—
Acquisition of other noncontrolling interest	(373)	(42)
Principal payments on capital lease obligation	(89)	(220)
Payments of withholding taxes related to net share settlements of restricted stock	(12,094)	(7,173)
Series A Convertible Preferred Stock proceeds, net of issuance costs of $1,154	—	106,846
Repurchase of common stock	—	(30,000)
Payment of dividend on Series A Convertible Preferred Stock	(4,184)	(3,127)
Net cash provided by financing activities	14,749	37,442
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(13,783)	2,677
Net (decrease) increase in cash, cash equivalents and restricted cash	(5,123)	50,149
Cash, cash equivalents and restricted cash, beginning of year	195,236	145,086
Cash, cash equivalents and restricted cash, end of year	$190,113	$195,235

Supplemental Non-GAAP Financial Information as of March 31, 2019 and 2018:

Reconciliation from cash, cash equivalents and restricted cash to total cash and cash equivalents, short-term investments and long-term investments:

Cash, cash equivalents and restricted cash, end of year	$190,113	$195,235
Less : Restricted cash	(437)	(338)
Total Cash and cash equivalents end of year	189,676	194,897

Short-term investments	33,138	45,900
Long-term investments	322	4,140
Total short-term and long-term investments, end of year	33,460	50,040

Total cash and cash equivalents, short-term and long-term investments	$223,136	244,937

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance**

	Three months ending		Fiscal Year ending
	June 30, 2019		March 31, 2020
	Low	High	Low	High

GAAP diluted earnings per share	$0.11	$0.16	$1.53	$1.76

Effect of stock-based compensation expense	0.21	0.21	0.87	0.87
Effect of acquisition-related charges and restructuring charges	0.11	0.11	0.44	0.44
Effect of foreign currency transaction (gains) losses	0.00	0.00	0.00	0.00
Effect of change in dilutive shares for non-GAAP	(0.01)	(0.01)	(0.07)	(0.08)
Effect of tax impact from Tax Act	0.00	0.00	0.00	0.00
Effect of tax adjustments	(0.09)	(0.08)	(0.25)	(0.23)
Effect of noncontrolling interest	(0.00)	(0.00)	(0.00)	(0.00)
Effect on dividend on Series A Convertible Preferred Stock	0.03	0.03	0.06	0.06
Non-GAAP diluted earnings per share#	$0.37	$0.43	$2.58	$2.82

Weighted average diluted shares outstanding
- GAAP	31.0	31.0	32.7	32.7
- Non-GAAP	34.0	34.0	34.2	34.2

** EPS impact is subject to rounding

# To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share for each of the non-GAAP adjustments

Media Contact:

Conversion Marketing

Ron Favali, 727-512-4490

ron@conversionam.com

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com